SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  March 3, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000





Item 5.  Other Events

The following information contains includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

A.  Proposed Decision on Diablo Canyon Ratemaking Proposal
----------------------------------------------------------

On February 28, 1997, an administrative law judge of the California Public Utilities Commission (CPUC) issued a Proposed Decision (PD) regarding the ratemaking proposal for Diablo Canyon filed by Pacific Gas and Electric Company (PG&E) on March 29, 1996. With significant exceptions, the PD adopts the overall ratemaking structure proposed by PG&E, which is comparable to the ratemaking treatment for the San Onofre Nuclear Generating Station (SONGS): (1) PG&E's Diablo Canyon's sunk costs would be recovered through a Sunk Cost Revenue Requirement, at a reduced return on equity equal to 90 percent of PG&E's embedded cost of debt (6.77 percent), and (2) ongoing operating costs and capital additions would be recovered through a performance-based Incremental Cost Incentive Price (ICIP) mechanism.

However, as described below, the PD would substantially alter the ICIP mechanism and would exclude certain items from the sunk cost revenue requirement.

ICIP Pricing
------------
- Instead of adopting the fixed forecast of ICIP prices for the 1997-2001 period proposed by PG&E, the PD adopts an alternative "cost of service" approach, which would establish an initial forecast of ICIP prices which will be adjusted annually through 2001 to reflect a new forecast incorporating Diablo Canyon's actual operating costs and capacity factor.

- For the initial forecast of ICIP prices, the PD would base 1997 ICIP prices on actual 1995 recorded expenses, escalated generally at 1.5 percent per year, compared to PG&E's proposal based on 1993-1995 average expenses, escalated generally at 3.1 percent per year. The assumed capacity factor would be 83.6 percent, compared to PG&E's proposal of 80 percent and the Office of Ratepayer Advocates (ORA) proposal of 85 percent.

Sunk Cost Recovery
------------------
- The PD excludes several items totaling $160 million from the sunk cost revenue requirement, including out-of-core fuel inventory, materials and supplies inventory, and prepaid insurance expenses. The PD requires that out-of-core fuel inventory and materials and supplies inventory be recovered in ICIP prices.

- The PD adopts a "prudence" disallowance based on the finding that PG&E admitted in pre-1988 Diablo testimony that a design error cost $100 million. The disallowance would be equal to $100 million times the ratio of depreciated value of the original plant to undepreciated value of the original plant (estimated by PG&E to be approximately $60-70 million).

- The PD rejects The Utility Reform Networks (TURN) proposal that approximately $2 billion of estimated "excess revenues" earned by PG&E under the original Diablo Canyon settlement be credited against sunk cost recovery.

- The PD requires an independent financial verification audit of Diablo Canyon sunk costs, to be completed within six months.
Diablo Canyon sunk cost recovery would be adjusted to reflect the results of this audit.

Other
-----
- The PD rejects the ORA's proposal that PG&E be required to grant a 10 percent rate reduction to residential and small commercial customers in addition to the 10 percent reduction required by AB1890, finding that ORA's proposal would result in cost shifting, benefiting small customers at the expense of other customer classes.

- The PD terminates, rather than modifies as proposed by PG&E, the existing Diablo Canyon ratemaking settlement on the date the PD is adopted by the CPUC. PG&E intends to seek clarification from the CPUC that the termination of the settlement would not affect Diablo Canyons must take status during the transition period under California industry restructuring.

- The PD also rejects the County of San Luis Obispo's request for property tax relief as part of Diablo Canyon ratemaking.

The PD establishes the overall methodology for calculating PG&E's sunk cost revenues and ICIP price, but does not include calculations of these numbers. The PD asks that parties file computations of ICIP prices and the sunk cost revenue requirement in their comments to the PD.

Based on a very preliminary review and interpretation of the PD and assuming that the modified rates are effective January 1, 1997, PG&E Corporation estimates that the impact on 1997 earnings could be approximately five cents per share negative compared to PG&E Corporation's 1997 budget. This estimate is subject to change, and the actual impact of the PD on PG&E Corporation's financial results will depend upon several factors, including clarification of several ambiguities in the PD. In addition, there could be a further negative impact compared to PG&E Corporation's 1997 budgeted results if the modified rates are effective on the date the CPUC adopts the final decision, given the timing of recovery of Diablo Canyon transition costs.

The PD is not a final decision of the CPUC, and is subject to change prior to a vote of the full CPUC. The PD currently is scheduled for consideration by the full CPUC at its April 9, 1997 decision conference.



                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                              PG&E CORPORATION
                                     and
                              PACIFIC GAS AND ELECTRIC COMPANY



                                   CHRISTOPHER P. JOHNS
                              By ________________________________
                                 CHRISTOPHER P. JOHNS
                              Controller



Dated:  March 3, 1997